Exhibit 16.1

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

10th October 2011

Re:  TouchIT Technologies, Inc.
        File No. 333-151252

We have read the statements that we understand TouchIT Technologies, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Onat Erdogan

Denge Baimsiz Denetim Serbest Muhasebe Mali Müavirlik